Exhibit 99.2

American Rebel Holdings, Inc (NASDAQ: AREB) Files Appeal of Nasdaq Delisting Determination, Preserving Listing Pending Hearing

American Rebel Appeals Nasdaq Delisting After Continued Strategic Stockholder Discussions, Ensuring Continued Trading of Common Shares on Nasdaq Under Symbol AREB

Nashville, Tennessee – February 11, 2026 – American Rebel Holdings, Inc. (NASDAQ: AREB, AREBW) (“American Rebel” or the “Company”) today announced that it has formally filed an appeal with Nasdaq in response to the Nasdaq Staff Delisting Determination dated February 4, 2026. The appeal was submitted ahead of the 4:00 p.m. ET deadline on February 11, 2026. As a result, the Company’s Nasdaq listing will be maintained during the appeal process, and trading of the Company’s common stock and warrants on The Nasdaq Capital Market will continue pending the outcome of the hearing.

●	Formal Appeal Filed: American Rebel submitted a formal hearing request to Nasdaq on February 11, 2026, ahead of the 4:00 p.m. Eastern Time deadline. The appeal stays any trading suspension or delisting action while the appeal is pending, allowing the Company’s securities to remain listed on Nasdaq during this process.
●	Listing Maintained Pending Outcome: By filing the appeal, the Company preserves its Nasdaq listing and will continue to trade under the symbols AREB (common stock) and AREBW (warrants) through the conclusion of the Nasdaq Hearings Panel review.
●	Reversal of Prior Decision: This decision to appeal reflects the outcome of continued, in-depth strategic discussions with stockholders and stakeholders. It reverses the Company’s prior announced plan not to appeal the Nasdaq determination. (On February 10, 2026, the Company had indicated it would not pursue an appeal and was preparing to transition to OTC Markets absent an appeal.) Following further analysis, extensive stockholder dialogue, and feedback received in the last 24 hours, management and the Board have reconsidered and now believe that pursuing the appeal is in the best interests of stockholders.
●	Stockholder-Focused Rationale: The Board’s decision to appeal was driven by stockholder feedback and a commitment to protecting investor value. Engagement with stockholders prompted the Company to seek every opportunity to maintain its Nasdaq listing, which is viewed as an asset for liquidity and visibility. The Company also considered the continuity of recently protected “round lot” stockholders (small stockholders whose holdings were safeguarded during the recent reverse stock split, concluding that an appeal better serves those investors by keeping the Company on a national exchange.

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●	CEO Statement – Commitment to Listing and Long-Term Goals: American Rebel’s Chairman and CEO, Andy Ross, emphasized that the Company is listening to its stockholders and remains committed to maintaining its listing status and achieving its long-term relisting goals on a national exchange. Ross highlighted the importance of continuity for all stockholders – especially those small investors protected in the Company’s recent reverse split – and affirmed that the appeal aligns with the Company’s strategic plan to enhance stockholder value.
●	Context of Nasdaq Delisting Notice: For context, Nasdaq’s February 4, 2026 Staff Delisting Determination cited the Company’s failure to maintain the minimum $1.00 bid price for 30 consecutive business days (Nasdaq Listing Rule 5550(a)(2)) and noted that, because American Rebel had effected multiple reverse stock splits over the past two years with a cumulative ratio of 1-for-90,000, the Company was ineligible for the standard compliance period under Nasdaq Listing Rule 5810(c)(3)(A)(iv. As a result, Nasdaq staff made the determination to delist the Company’s common stock and warrants, with a trading suspension scheduled for February 13, 2026, absent an appeal.
●	Hearing Process: With the appeal filed, the Company is preparing to present a comprehensive compliance plan to an independent Nasdaq Hearings Panel. The hearing is expected to be scheduled in the coming weeks. During this period, American Rebel’s Nasdaq listing remains active, and the Company intends to use this time to execute on its business plan and take any additional actions necessary to regain compliance with Nasdaq’s listing requirements.
●	Contingency Plans Remain in Place: While pursuing the appeal, the Company continues to prepare for a potential transition to OTC Markets if required, consistent with its previously disclosed contingency plans. Management stresses that this backup plan – which includes initially seeking quotation on the OTCID market and a potential elevation to OTCQB – remains available should the appeal not result in continued Nasdaq listing. However, at present the focus is firmly on achieving a positive outcome from the Nasdaq hearing in order to retain the listing for the benefit of all stockholders.

Appeal and Reversal of Prior Decision

American Rebel’s appeal was formally lodged with Nasdaq on February 11, 2026, ahead of the stipulated deadline. By Nasdaq rule, the filing of an appeal automatically stays any suspension or delisting action until the Nasdaq Hearings Panel reaches a decision. This means that American Rebel’s stock and warrants will continue to trade on Nasdaq throughout the appeals process, ensuring uninterrupted market access for investors in the interim.

The decision to file an appeal represents a significant strategic reversal from the Company’s earlier stance. In a press release and Form 8-K filed on February 10, 2026, American Rebel had announced that its Board of Directors elected not to appeal the Nasdaq delisting notice and was preparing to transition the Company’s listing to the over-the-counter (OTC) market. That prior decision was based on careful consideration of the Company’s situation at the time and the challenges of meeting Nasdaq’s listing standards under prevailing market conditions. However, in the hours prior to and since that announcement, the Company engaged in intensive discussions with its stockholders, advisors, and other stakeholders, during which substantial feedback was received. Stockholders expressed strong support for taking all possible actions to remain on Nasdaq, citing the benefits of a national exchange listing in terms of liquidity, visibility, and investor confidence. After reassessing the situation in light of this input and further internal analysis, the decision was made to forward with an appeal before the deadline.

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“The message from our stockholders was loud and clear: they want us to fight to retain our Nasdaq listing, and we wholeheartedly agree,” said Andy Ross, Chairman and CEO of American Rebel. “Over the past day, our management team and Board have listened carefully to our investors and engaged in deep strategic discussions. As a result of those conversations and further analysis, we have concluded that appealing Nasdaq’s decision is the right course of action to protect stockholder value. By filing this appeal, we are keeping the Company’s listing active on Nasdaq, which we believe is critically important for our stockholders at this time.”

CEO Perspective: Stockholder Engagement and Commitment to Listing Status

Mr. Ross continued: “Our number one priority is our stockholders. We have been in close dialogue with many of our investors – large and small – and their input was invaluable in guiding this decision. This appeal is fundamentally about serving our stockholders’ best interests. It preserves continuity for all stockholders, especially those smaller investors whose ‘round lot’ positions we took steps to protect during our recent reverse stock split. We want to ensure that these stockholders, who now meet Nasdaq’s round-lot holder criteria thanks to our protective actions, continue to enjoy the benefits of a Nasdaq listing.

Maintaining our Nasdaq listing, even as we work through this appeal, provides stability and visibility for the Company and its investors. We are confident in the mid- and long-term prospects of American Rebel, and our long-term goal is unchanged – we intend to grow the Company and, if necessary, relist at a higher tier or on another national exchange in the future. For now, the appeal process gives us the opportunity to continue executing our business strategy without the immediate disruption of a delisting. We will leave no stone unturned in pursuing a positive outcome for our stockholders.

In parallel, we have contingency plans ready should the appeal not succeed – including a structured transition to OTC Markets, as previously communicated – but our focus today is on this appeal and keeping American Rebel on Nasdaq. We greatly appreciate the support and feedback of our stockholders and stakeholders, and we are more committed than ever to delivering value and transparency as we navigate this process.”

Nasdaq Delisting Determination Context

As previously disclosed, Nasdaq’s Staff Delisting Determination letter, dated February 4, 2026, was issued under Nasdaq Listing Rules 5810(c)(3)(A)(iv) and 5550(a)(2). The determination was prompted by the Company’s failure to maintain a minimum bid price of $1.00 per share for 30 consecutive business days, which violated the continued listing requirement of Rule 5550(a)(2). Under normal circumstances, Nasdaq’s rules would grant a 180-day grace period to cure a bid price deficiency. However, because American Rebel had conducted multiple reverse stock splits within the past two years – four reverse splits since October 2024, with a cumulative ratio of 1-for-90,000 – Nasdaq invoked Listing Rule 5810(c)(3)(A)(iv). This rule stipulates that if a company undergoes one or more reverse stock splits over a two-year period that cumulatively exchanges 250 or more shares into one (250:1 or greater), the company is not eligible for any compliance grace period for a bid price deficiency. Consequently, Nasdaq staff immediately issued a delisting determination for American Rebel’s securities.

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The February 4 letter stated that, absent an appeal, the Company’s common stock (AREB) and warrants (AREBW) would be suspended from trading on Nasdaq at the opening of business on February 13, 2026, and a Form 25-NSE would be filed to formally delist the securities. The Company was given until February 11, 2026 to request a hearing to appeal the decision. As noted, a timely hearing request automatically stays the suspension and delisting pending the hearing outcome. Prior to today’s change in course, the Company’s Board had initially determined not to appeal the decision, which would have resulted in the Nasdaq suspension taking effect on February 13 and a transition of the Company’s stock to the OTC Markets thereafter. With the appeal filed, those delisting actions are on hold, and the Company will await the final ruling from the Nasdaq Hearings Panel to remain listed.

It should be noted that Nasdaq’s heightened scrutiny of micro-cap listings and recent rule changes were factors in the Company’s deliberations. Nasdaq has been tightening its continued listing standards – including proposed new rules (expected to take effect as early as March 2026) that would require immediate delisting of companies with a market capitalization below $5 million for 30 consecutive days. These trends underscore the challenging environment for small-cap companies on Nasdaq. American Rebel’s leadership remains cognizant of these challenges. The Company’s strategy – whether through the appeal or via an orderly OTC transition if necessary – is aimed at preserving stockholder value and positioning the Company for eventual relisting when it can meet the more stringent criteria. By pursuing the appeal, management is effectively using the available avenues to buy time and potentially surmount the immediate bid-price compliance issue, while continuing to advance the Company’s growth initiatives.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, statements regarding: the Company’s decision to appeal Nasdaq’s delisting determination (after previously announcing an intention not to appeal), the expected maintenance of the Company’s Nasdaq listing during the appeal process, the Company’s plans to present a compliance strategy to the Nasdaq Hearings Panel, the Company’s belief that the appeal is in the best interests of stockholders, and the potential outcomes of the appeal – including the possibility that the Company may remain listed on Nasdaq or, alternatively, transition to the OTC Markets as a contingency as previously disclosed. Words such as “expect,” “believe,” “intend,” “plan,” “will,” “aim,” “anticipate,” “seek,” and similar expressions are intended to identify forward-looking statements.

These forward-looking statements are based on current expectations, estimates and assumptions, and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied herein. Factors that could cause such differences include, without limitation: the outcome of the Nasdaq appeal process and the Company’s ability to satisfy any requirements imposed by the Nasdaq Hearings Panel; the Company’s ability to achieve and sustain compliance with Nasdaq listing standards (including maintaining the required bid price and other criteria) or, if applicable, to meet the eligibility criteria for quotation on OTC Markets and/or uplisting to OTCQB in the future; market conditions and volatility in the Company’s share price; the reaction of investors and business partners to the Company’s appeal decision; the Company’s ability to successfully execute its business plan and improve its financial condition; the availability and terms of any financing or strategic transactions necessary to regain compliance or support the Company’s operations; regulatory developments or changes in Nasdaq’s rules that may affect the Company’s listing status; and other risks and uncertainties described in the Company’s filings with the Securities and Exchange Commission, including its most recent Quarterly Report on Form 10-Q.

The Company can provide no assurance that the Nasdaq appeal will be successful or that it will ultimately be able to maintain its Nasdaq listing. If the appeal is not successful, the Company expects to proceed with transitioning its securities to the OTC Markets, which could have material implications for liquidity and stockholder value, as previously reported. No assurances can be made that an active market will develop or be sustained on the OTC market if such a transition occurs, or that the Company will satisfy the criteria for, or be approved to trade on, the OTCQB tier. Forward-looking statements reflect the Company’s good-faith beliefs and assumptions as of the date of this release. However, actual outcomes may vary, and readers are cautioned not to place undue reliance on these forward-looking statements. Except as required by law, the Company undertakes no obligation to update or revise any forward-looking statements to reflect events or circumstances after the date of this press release, whether as a result of new information, future events or otherwise.

Investor Relations

American Rebel Holdings, Inc.

ir@americanrebel.com

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